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                                 EXHIBIT n.(ii)

      Form of Amendment Number 5 to Multi-Class Plan Pursuant to Rule 18f-3

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                              AMENDMENT NUMBER 5 TO
                                 RULE 18f-3 PLAN

     Pursuant to the Rule 18f-3 Multiple Class Plan of the Hartford Series Fund, Inc. adopted January 22, 1998, as amended (the "Plan"), Hartford Growth HLS Fund is hereby included as an additional Fund. All provisions in the Plan shall also apply to Hartford Growth HLS Fund.